Exhibit 99.1

Wireless Telecom GroupINC.

25 Eastmans Road, Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 402-4042

WIRELESS TELECOM GROUP ANNOUNCES

SECOND QUARTER FINANCIAL RESULTS INCLUDING INCREASES IN NET
SALES OF 22.7% AND NET INCOME of 61.4% AND CONTRACT AWARD OF $1.1M
WITH THE FAA

NEWS RELEASE

Contact: Robert Censullo

(973) 386-9696

Wednesday, August 14, 2013

Parsippany, New Jersey – Wireless Telecom Group, Inc. (NYSE MKT: WTT) announced today results for the second quarter and six months ended June 30, 2013.

For the quarter ended June 30, 2013, the Company reported net sales of $8,705,000, compared to $7,092,000 for the same period in 2012, an increase of 22.7%.

The Company also reported net income of $1,058,000 or $0.04 per diluted share for the second quarter of 2013, compared to net income of $655,000, or $0.03 per diluted share, for the second quarter of 2012, an increase of 61.4%.

For the six months ended June 30, 2013, the Company reported net sales of $15,502,000, compared to $13,994,000 for the same period in 2012, an increase of 10.8%.

The Company also reported net income of $1,404,000 or $0.06 per diluted share for the first six months of 2013, compared to net income of $1,311,000, or $0.05 per diluted share, for the same period of 2012, an increase of 7.1%.

For the quarter ended June 30, 2013, total operating expenses were $3,363,000, as compared to $2,981,000 for the same period of 2012, an increase of 12.8%.

For the six months ended June 30, 2013, total operating expenses were $6,439,000, as compared to $5,784,000 for the same period of 2012, an increase of 11.3%.

The increase in second quarter and six months ended June 30, 2013 operating expenses was primarily due to increases in professional and consulting fees, non-employee sales commissions and stock compensation expense.

Additionally, on August 1, 2013, the Company’s wholly-owned subsidiary, Boonton Electronics, was awarded a contract with the Federal Aviation Administration (“FAA”) to supply Boonton 4500B RF Peak Power Meters in support of the Common Air Route Surveillance Radar (“CARSR”) installations. The total order value of the product to be sold under the contract is approximately $1.1M and a considerable portion of the order is expected to be realized over fiscal years 2013 and 2014.

Paul Genova, CEO of Wireless Telecom Group, Inc. stated “We are excited by the continued growth in our Network Solutions business segment, resulting in improvements to both revenue and segment income. Revenue in our Network Solutions segment for the first half of 2013 increased 49% to $9,748,000 compared to the prior year period, while segment income for the first half of 2013 increased 48% to $2,312,000 compared to the prior year period. Although our Test and Measurement segment experienced soft order flow during the first half of 2013, recent order activity has been very encouraging, including a $1.1M contract award received in early August from the FAA.”

Continued Genova, “We value our relationship with those government agencies critical to our success, including the FAA, and continue to be a proud supplier of test instruments in support of ongoing maintenance and development of state of the art communication systems.”

Genova continued, “We will continue to execute our strategic plan and build upon current order momentum as we head into the second half of 2013.”

Wireless Telecom Group designs and manufactures radio frequency (RF) and microwave-based products for wireless and advanced communications industries and markets its products and services worldwide under the Boonton, Microlab and Noisecom brands. Its complementary suite of high performance components and instruments includes RF combiners and broadband combiner boxes for in-building distributed antenna systems deployments, RF power splitters and diplexers, hybrid couplers, peak power meters, signal analyzers, noise modules, precision noise and generators. The Company serves both commercial and government markets with workflow-oriented, WiFi, WiMAX, satellite, cable, radar, avionics, medical, and computing applications. Wireless Telecom Group is headquartered in Parsippany, New Jersey, in the New York City metropolitan area, and maintains a global network of Sales and Service offices for excellent product service and support.

Wireless Telecom Group’s website address is http://www.wtcom.com. Except for historical information, the matters discussed in this news release may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include declarations regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results. Specifically, no assurances can be made with respect to: the contract awarded by the FAA regarding Boonton 4500B RF Peak Power Meters, including the timing associated with the realization of revenue thereunder; improvements, if any, to both revenue and Network Solutions segment income; growth in the Company’s Network Solutions business segment; Test and Measurement segment order flow, including recent order activity; and the Company’s ability to execute on its strategic plan and build upon order momentum as it heads into the second half of 2013 and beyond. Further information regarding risks and uncertainties that could affect the Company’s results are identified in the Company's reports and registration statements filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2012.

See following Selected Financial Results

Wireless Telecom GroupINC.

25 Eastmans Road Parsippany, NJ 07054

Tel. (973) 386-9696   Fax (973) 386-9191

SELECTED FINANCIAL RESULTS

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Statement of Operations Data:
Net sales	$8,705	$7,092	$15,502	$13,994

Gross profit	4,080	3,590	7,401	6,945

Operating expenses
Research and development	627	620	1,239	1,219
Sales and marketing	1,319	1,160	2,341	2,232
General and administrative	1,417	1,201	2,859	2,333
Total operating expenses	3,363	2,981	6,439	5,784

Interest and other (income) expense	(201)	(22)	(215)	(31)

Income before income taxes	918	631	1,177	1,191

Net income	$1,058	$655	$1,404	$1,311

Net Income per common share:
Basic	$0.04	$0.03	$0.06	$0.05
Diluted	$0.04	$0.03	$0.06	$0.05

Weighted average shares outstanding:
Basic	23,853	24,305	23,863	24,368
Diluted	24,433	24,664	24,358	24,729

	June 30,	December 31,
	2013	2012
	(Unaudited)
Balance Sheet Data:
Cash & cash equivalents	$12,407	$12,970

Working capital	$27,604	$26,516

Total assets	$41,839	$41,230

Total liabilities	$4,586	$5,315

Shareholders’ equity	$37,253	$35,915